UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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OMNI Energy Services Corp.

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4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of OMNI Energy Services Corp.:

The annual meeting of shareholders of OMNI Energy Services Corp. (the “Company”) will be held at the Company’s principal executive offices at 4500 NE Evangeline Thruway, Carencro, Louisiana 70520 on Tuesday, June 27, 2006, at 10:00 a.m., local time, for the following proposals:

1.	To elect to the Board three directors to serve until the next annual meeting of the shareholders or until their successors are elected and qualified;

2.	To approve an amendment to the Fifth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,500,000 to 2,750,000 shares; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of the Company’s Common Stock and the Series C 9% Convertible Preferred Stock at the close of business on April 28, 2006, are entitled to notice of, and to vote at, the annual meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

May 1, 2006

OMNI ENERGY SERVICES CORP.

4500 NE EVANGELINE THRUWAY

CARENCRO, LOUISIANA 70520

May 1, 2006

Proxy Statement

This Proxy Statement is furnished to shareholders of OMNI Energy Services Corp. (the “Company”) in connection with the solicitation on behalf of its Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders of the Company to be held on June 27, 2006, at the time and place set forth in the accompanying notice and at any adjournments thereof (the “Meeting”).

Holders of record of the Company’s common stock, par value $0.01 per share (“Common Stock”), and holders of the Company’s Series C 9% Convertible Preferred Stock (“Series C Preferred Stock”), at the close of business on April 28, 2006, are entitled to notice of, and to vote at, the Meeting. On April 28, 2006, there were 18,933,473 shares of Common Stock outstanding and entitled to vote at the meeting, including 2,750,256 shares of Common Stock issuable upon conversion of the Series C Preferred Stock. Each share of Common Stock is entitled to one vote and the holders of the Series C Preferred Stock are entitled to one vote for each share of Common Stock into which their Series C Preferred Stock may be converted.

The enclosed proxy may be revoked at any time prior to the Meeting by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will also be deemed revoked with respect to any matter on which the shareholder votes in person at the Meeting. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy.

This Proxy Statement is first being mailed to shareholders on or about May 22, 2006.

Quorum; Vote Required and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of the Series C Preferred Stock, is necessary, to constitute a quorum. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote. Shareholders may not cumulate their votes for the election of directors. The affirmative vote of a majority of the votes present and entitled to vote at the Meeting, is required to approve Proposal No. 2 and is generally required to approve other proposals that may properly be brought before the Meeting. Abstentions will be counted as votes AGAINST a proposal. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”) on a proposal, then shares not voted on such proposal as a result will be counted as not present and not cast with respect to such proposal.

Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted FOR the election of the three nominees listed below to the Board, FOR approval of the amendment to the Fifth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan to increase the number of shares available thereunder from 2,500,000 to 2,750,000 shares, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Meeting. The Company does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s By-laws state that the Board may be comprised of up to eight members, with the exact number to be set by the Board. The Board has currently set the number of directors at five. The Articles of

Incorporation provide that so long as at least 2,000 shares of Series C Preferred Stock remain outstanding, the holders of a majority of the Series C Preferred Stock, voting as a separate class to the exclusion of all other classes of the Company’s capital stock, shall be entitled to elect two directors to the Board to serve on the Board until their successors are duly elected by the holders of the Series C Preferred Stock or they are removed from office (with or without cause) by the holders of the Series C Preferred Stock. The holders of Series C Preferred Stock have elected Dennis R. Sciotto and Edward E. Colson, III to serve on the Board until the 2007 annual meeting of shareholders. You are being asked to elect the remaining three directors. Each director elected at the Meeting and the two directors elected by the holders of the Series C Preferred Stock will serve a term expiring at the 2007 annual meeting of shareholders. Three of the Company’s current directors have been nominated for re-election to the Board.

Unless authority to vote for the election of directors is withheld, the proxies solicited hereby will be voted FOR the election of the Company’s three nominees named below. If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. The Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve.

The Board has nominated and urges you to vote FOR the election of the Company’s three nominees named below.

Information About the Company’s Directors and Director Nominees

The following table sets forth, as of April 28, 2006, certain information about the Company’s nominees for director and the two current directors who were elected by the holders of the Series C Preferred Stock. Pursuant to the Securities Purchase Agreement executed in connection with the issuance of our Series C Preferred Stock, the holders of the Series C Stock have elected Messrs. Sciotto and Colson to serve as directors. Each director elected at the Meeting and Messrs. Sciotto and Colson will serve a term expiring at the 2007 annual meeting of shareholders. Mr. Michael G. DeHart, a current director, is not standing for re-election to the Board. There are no other arrangements or understandings between the Company and any person, pursuant to which such person has been elected a director, and no director is related to any other director or executive officer of the Company.

Directors	Age	Position	Committees
James C. Eckert	55	Chairman of the Board, President and Chief Executive Officer (1)
Edward E. Colson, III	55	Director	Audit, Corporate Governance and Nominating
Barry E. Kaufman	67	Director (1)	Audit, Corporate Governance and Nominating
Dennis R. Sciotto	52	Director	Compensation
Richard C. White	48	Director (1)	Audit, Compensation (Chair), and Corporate Governance and Nominating

(1)	Nominee for Director

James C. Eckert has served as President, Chief Executive Officer and a Director of the Company since March 2001. From 1998 to 2000, Mr. Eckert served as Vice-President for Business Development of Veritas DGC Land, Inc. From 1992 to 1998, Mr. Eckert supervised the highland and transition seismic acquisitions of Veritas DGC Land, Inc. He served as President of GFS Company, a company that he co-founded in 1985, until its acquisition in 1992 by Digiton, Inc., a predecessor by merger to Veritas, Inc. Mr. Eckert graduated from the University of Southern Mississippi in 1971.

Edward E. Colson, III is a founder and co-owner of FF Properties, a real estate holding company created in 1988 that specializes in the acquisitions of commercial properties suitable for drive through restaurants. He is a co-creator of the Mexican restaurant chain (34 stores as of April 2005) named Muchas Gracias. Mr. Colson received a Bachelor of Science degree in Business Management from Long Beach State University, 1972. He is a past Director and founder of Pacific Mortgage Exchange, Inc. and is a past Director of Vista Sol High School in Torremolinos, Spain. Mr. Colson was elected to the Board by the holders of the Series C Preferred Stock in June 2005.

Barry E. Kaufman is a certified public accountant and is a Member of Silver Fox Advisors, Houston, Texas. Prior to joining Silver Fox Advisors, Mr. Kaufman was a partner in the Houston office of Grant Thornton LLP and prior to joining Grant Thornton, he was a partner and associate regional director with Deloitte & Touche (formerly Touche, Ross and Company). Mr. Kaufman has practiced public accounting for more than 40 years and was appointed to the Board of Directors effective October 1, 2005.

Dennis R. Sciotto is a founder and co-owner of FF Properties, a real estate holding company created in 1988 which specializes in the acquisitions of commercial properties suitable for drive through restaurants. Prior to 1988, Mr. Sciotto was a restaurateur catering to the military installations in San Diego. In 1995, he co-created a Mexican restaurant chain (as of April 2006, 34 stores) prevalent in the Northwest named Muchas Gracias. Mr. Sciotto attended San Diego State University. Mr. Sciotto was elected to the Board by the holders of the Series C Preferred Stock in June 2005.

Richard C. White is the former President and Chief Executive Officer of NuTec Energy Services Inc. He held that position from October of 2001, until his retirement in September 2002. He was Chief Executive Officer of Veritas DGC Land, Inc. from January 2000 through June 2000. From 1995 until his retirement in October 1999, Mr. White served as Vice President of Western Geophysical Company, as well as Senior Vice President of Western Atlas Inc. He also served as President of Baker Hughes Incorporated from August 1998 until October 1999. Prior to 1995, he held various other executive positions with Western Geophysical Company, including Chief Operating Officer. Mr. White graduated from Bloomsberg University in 1978 and has been a director of the Company since March 2001.

Board Independence

The Board has determined that the Company’s independent directors are Messrs. Colson, Kaufman, Sciotto and White. These directors are “independent” as defined in the Nasdaq Marketplace Rules.

Board Meeting and Committees

The Board met four times during 2005. The standing committees of the Board consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During 2005, the Audit Committee met 14 times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee had four meetings. During 2005, each director attended all of the meetings of the Board and committees of which he was a member.

It is the Company’s policy that, to the extent possible, all directors and nominees for director attend the annual meeting of the shareholders. All of the directors and nominees for director at the 2005 annual meeting of the shareholders attended that annual meeting.

Audit Committee

The Audit Committee reviews the Company’s financial statements and annual audit and meets with the Company’s independent public accountants to review the Company’s internal controls and financial management practices. The current members of the Audit Committee are Messrs. Colson, DeHart, Kaufman and White. The

Board has determined that each of the members of the Audit Committee is financially literate and independent, as independence is defined in the Nasdaq Marketplace Rules. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee recommends to the Board compensation for the Company’s executive officers and other key employees, administers the Fifth Amended Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”) and performs such similar functions as may be prescribed by the Board. Currently, the members of the Compensation Committee are Messrs. DeHart, Sciotto and White. The Board has determined that each of the members of the Compensation Committee is independent, as independence is defined in the Nasdaq Marketplace Rules.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board and attached to this Proxy Statement as Appendix A. The Corporate Governance and Nominating Committee provides assistance to the Board of Directors in fulfilling its responsibilities by: (a) identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by the shareholders of the Company; and (b) identifying directors qualified to serve on the committees established by the Board and recommends to the Board members for each committee to be filled by the Board. In addition, the Committee develops and recommends to the Board a set of corporate governance principles appropriate for the Company and consistent with the applicable laws, regulations and listing standards. The Committee periodically reviews the Company’s governance principles, keeps abreast of developments with regard to corporate governance, and makes recommendations to the Board for changes in the principles as in its judgment may be appropriate. In addition, the Committee reviews and makes recommendations to the Board regarding shareholder proposals that relate to corporate governance and, at least annually, oversees evaluations of the Board and its committees. The Board has determined that all the members of the Corporate Governance and Nominating Committee currently are independent, as independence is defined in the Nasdaq Marketplace Rules.

Nomination Policy

The Corporate Governance and Nominating Committee does not set minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board, but rather the Committee will take into account the judgment, skill, diversity, experiences with business and other organizations of comparable size, the interplay of the nominees experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee discusses and evaluates possible candidates and has the authority to engage consultants. Once a candidate is identified whom the Committee believes to be qualified to serve on the Board, the Committee will recommend that candidate to the Board to stand for election as a director at the next annual meeting of shareholders or, if applicable, at a special meeting of the shareholders. The Corporate Governance and Nominating Committee may consider candidates proposed by management, but is not required to do so. The Committee will consider nominees properly submitted by shareholders of the Company (as described below under “Shareholder Nomination Policy”).

Shareholder Nomination Policy

Article IV E of the Company’s Articles of Incorporation provides certain procedures that shareholders must follow in making director nominations. For any person other than a person nominated by the Board to be eligible for nomination for election as a director, advance notice must be provided to the Secretary of the Company at the Company’s principal office, not more than 90 days and not less than 45 days, in advance of the annual meeting of shareholders; provided, however, that in the event that less than 55 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, such notice will be deemed timely if received at the Company’s principal office no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. This notice must state (a) for each nominating shareholder, such shareholder’s name and business and residential addresses, the number of shares of Common Stock beneficially owned by such shareholder, and, if requested by the Secretary of the Company, whether such shareholder is the sole beneficial owner of such Common Stock and, if not, the name and address of any other beneficial owner of such Common Stock, and (b) for each proposed nominee, the proposed nominee’s name, age and business and residential addresses, the proposed nominee’s principal occupation or employment and the number of shares of Common Stock beneficially owned by the proposed nominee, and the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, along with such other information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been proposed by the Board. No such shareholder nominations have been received for the Meeting.

Communication with Directors

The Board provides a process for shareholders to send communications to the Board or any of the directors. Shareholders may send written communications to the Board or any of the directors addressed to the Secretary of the Company at the address listed on the first page of this Proxy Statement. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

Each director who is not also an employee of the Company (an “Outside Director”) earns a retainer of $15,000 per year. Each Outside Director that serves as a member of the Audit Committee receives an additional retainer of $5,000 per year, while the Audit Committee Chairperson receives a retainer of $7,500 per year. Each Outside Director that serves as a member of the Compensation Committee or the Corporate Governance Committee receives an additional retainer of $2,000 per year, while the Chairman of each of those Committees receives a retainer of $3,000 per year. All retainers are paid quarterly. In addition to the retainers that are paid to the Board and Committee members, each Outside Director receives a fee of $2,500 for attendance at each meeting of the Board in person, $1,000 for attendance at a Board meeting by telephone, and $500 for attendance at each Committee meeting of which the director is a member.

Upon appointment or election to the Board, each such elected or appointed Outside Director is granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date such person becomes a director. Since Messrs. Sciotto and Colson joined the Board late in the term, they were awarded 5,000 shares of Common Stock upon their election to the Board in June 2005. Mr. Kaufman received 10,000 shares of stock upon his appointment to the Board in October 2005.

Additionally, each year that the Plan is in effect and a sufficient number of shares of Common Stock are available thereunder, each person who is an Outside Director on the day following the annual meeting of the Company’s shareholders will be granted an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on such date. All such options become fully exercisable on the first anniversary of their date of grant and expire on the tenth anniversary thereof, unless the Outside Director ceases to be a director of the Company, in which case the exercise periods will be shortened. Messrs. Colson, DeHart, Sciotto and White received this earned option in 2005.

EXECUTIVE OFFICERS AND KEY MANAGERS

Executive officers of the Company generally serve at the pleasure of the Board and are subject to annual appointment by the Board at its first meeting following the annual meeting of the shareholders. Information regarding Mr. Eckert is contained above under “Information About the Company’s Directors and Director

Nominees”. The name, age and offices of the Company’s other executive officers and key managers as of April 28, 2006 are as follows:

NAME	AGE	POSITION
G. Darcy Klug	54	Executive Vice President
John A. Harris	47	Vice President of Seismic Drilling Operations
Gregory B. Milton	44	Chief Accounting Officer
Shawn L. Rice	43	Vice President of Trussco Operations
Robert H. Rhyne, Jr.	51	Vice President of Sales and Marketing
Nolan C. Vice, Jr.	47	Vice President of Preheat Operations

G. Darcy Klug was promoted to the position of Executive Vice President in March 2004. He joined the Company as its Chief Financial Officer in May 2001, after being involved in private investments since 1987. Between 1983 and 1987, Mr. Klug held various positions with a private oil and gas fabrication company, including the position of Chief Operating Officer and Chief Financial Officer. Prior to 1983, he held various financial positions with Galveston-Houston Company, a manufacturer of oil and gas equipment listed for trading on the New York Stock Exchange. Between 1973 and 1979, he was a member of the audit staff of Coopers & Lybrand (now PricewaterhouseCoopers LLP). Mr. Klug holds a Bachelor’s of Science degree in accounting from Louisiana State University. He was admitted to the American Institute of Certified Public Accountants and the Louisiana State Board of Certified Public Accountants in 1974.

John A. Harris joined the Company through its January 2002 acquisition of AirJac Drilling, a division of Veritas Land DGC. Prior to joining the Company, Mr. Harris held a similar position with AirJac. Mr. Harris has more than 28 years of experience in both transition zone and highland seismic drilling operations.

Gregory B. Milton was appointed Chief Accounting Officer in January 2006. He joined the Company in November 2005 as its Director of Financial Reporting. From May 1983 through January 2005, Mr. Milton was employed by Broussard, Poche’, Lewis and Breaux, LLP, a large local public accounting firm. He became a partner in the firm’s auditing department in 1993. Mr. Milton is a certified public accountant with extensive experience in financial statement preparation and reporting, taxation, and computer software applications. He graduated from the University of Southwestern Louisiana (now University of Louisiana at Lafayette) in 1983 with a Bachelor of Science degree in accounting and is a member of the Louisiana State Board of Certified Public Accountants, the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.

Shawn L. Rice was promoted to the position of Vice President Trussco Operations in August 2005. He joined the Company as Vice President – QHSE (Quality, Health, Safety and Environmental) in 2004, after more than twenty years of international and domestic management experience with WesternGeco, a joint venture of Schlumberger and Baker Hughes. Since December 2000, Mr. Rice held the position of Vice President, QHSE for WesternGeco’s worldwide operations. In this capacity he developed and managed all aspects of WesternGeco’s QHSE structure, systems and programs for more than 16,000 employees. Prior to December 2000, Mr. Rice held various management positions with Western Geophysical, including Business Services Manager responsible for Human Resources, QHSE and training for more than 8,000 employees. He holds an engineering degree from Colorado School of Mines.

Robert H. Rhyne, Jr. co-founded Preheat, Inc. in 1987 and was President and Chief Executive Officer until February 2006 when he joined the Company through the February 2006 acquisition of Preheat. He has extensive experience in the oilfield services segment. Mr. Rhyne has over 25 years of experience in the sector with an emphasis in the sales and management areas. His international experience includes activities in Hong Kong and Indonesia. Mr. Rhyne has a degree in business from Nicholls State University.

Nolan C. Vice, Jr. joined the Company in 2003 from his position as Operations Manager at Veritas DGC Land, Inc. Mr. Vice has more than 20 years of experience in various international and domestic management positions. During Mr. Vice’s tenure with the Company he has served as International Operations Manager, General Manager of Trussco, Inc. and General Manager of Business Development. His areas of expertise include business development, geophysical operations, and oilfield equipment. Mr. Vice’s international experience includes senior management responsibility in Latin America, Canada, Asia, Africa, Europe and the Middle East. He is currently Vice President of Preheat Operations.

Executive Compensation

The following table sets forth all compensation information for the three years ended December 31, 2005, for the Company’s Chief Executive Officer and all other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	ANNUAL COMPENSATION						NO. OF SHARES UNDERLYING OPTIONS/SARS GRANTED	NO. OF SHARES RESTRICTED STOCK AWARDS	ALL OTHER COMPENSATION (1)
	YEAR	SALARY			BONUS
James C. Eckert President and Chief Executive Officer	2005 2004 2003	$ $ $	200,000 203,500 150,000	(3) (2)	$ $ $	— 261,222 —	— — 60,000	— — 200,000	$ $ $	— 79,200 —

G. Darcy Klug Executive Vice President	2005 2004 2003	$ $ $	177,692 165,100 115,000	(3) (2)	$ $ $	50,000 182,222 —	— — 40,000	— — 161,800	$ $ $	— 64,072 —

Shawn L. Rice Vice President of Trussco Operations	2005 2004 2003	$ $ $	175,000 47,115 —		$ $ $	— — —	30,000 100,000 —	— — —	$ $ $	— — —

John A. Harris Vice President of Seismic Drilling Operations	2005 2004 2003	$ $ $	125,000 115,798 82,015		$ $ $	— 20,000 7,500	30,000 — 30,000	— — —	$ $ $	— — —

Nolan C. Vice, Jr. Vice President of Preheat Operations	2005 2004 2003	$ $ $	111,538 95,354 53,577		$ $ $	— 3,000 —	24,000 — 10,000	— — —	$ $ $	— — —

(1)	Amounts paid in 2004 represent tax equalization payments paid in connection with certain restricted stock issued pursuant to the Restricted Stock Incentive Agreements more fully described herein.
(2)	Includes $20,833 each, of retroactive salary payments for the year ended December 31, 2003, but not paid until 2004 for Mr. Eckert and Mr. Klug.
(3)	Includes $15,385 and $12,692 for Eckert and Klug, respectively, of salary deferred at December 31, 2004 and paid in 2005.

2003 Restricted Stock Incentive Agreement

Effective December 1, 2003, the Company entered into Restricted Stock Incentive Agreements, as amended, with Messrs. Eckert and Klug for the award of 200,000 shares of restricted stock and 161,800 shares of restricted stock, respectively, under the terms and conditions of the Plan. Under the terms of the Amended and Restated Restricted Stock Incentive Agreement, 25% of such shares vested and were issued immediately on the day following the Company’s 2004 annual shareholder meeting and the additional 75% of such shares vested on November 30, 2004. Of the remaining vested but restricted shares, 50% were issued unrestricted on the day following the Company’s 2005 annual shareholder meeting and 50% will be issued unrestricted on the day following the Meeting.

2004 Stock-Based Award Incentive Agreement

The Company also entered into Stock-Based Award Incentive Agreements (hereinafter “SBA”) with Messrs. Eckert and Klug on June 30, 2004. The SBA shall become computed and payable: (a) on the date of the executive’s termination of employment (for any reason other than resignation or termination for cause), (b) 90 days after the executive’s death or disability or (c) upon a Change in Control (as defined in the SBA). The executive managers were awarded 55% and 45%, respectively, of: (1) 10% of the fair market value (hereinafter “FMV”), defined as the average closing price per share on the Nasdaq National Market over the five prior trading days times the number of the Company’s issued and outstanding shares, of a share of Common Stock greater than or equal to $1.00 but less than $1.50, plus (2) 15% of the FMV of a share of Common Stock greater than or equal to $1.50 but less than $2.50, plus (3) 20% of the FMV of a share of Common Stock greater than or equal to $2.50 but less than $10.00, plus (4) 15% of the FMV of a share of Common Stock greater than or equal to $10.00 but less than $20.00, plus (5) 10% of the FMV of a share of Common Stock greater than or equal to $20.00. If no payments have been made, the right terminates on December 31, 2008 or upon termination of employment by resignation or for cause, whichever occurs first. The intrinsic value of this award at was $1.4 million and $6.7 million at December 31, 2004 and December 31, 2005, respectively. No compensation expense has been recorded at December 31, 2004 and December 31, 2005 because the expense is contingent on future events, none of which are considered probable at December 31, 2004 and December 31, 2005.

During 2005, no stock appreciation rights were granted to the Named Executive Officers.

Stock Option Holdings

The following table sets forth information, as of December 31, 2005, with respect to stock options held by the Named Executive Officers. Mr. Eckert exercised 201,652 options to purchase Common Stock in 2005.

AGGREGATE OPTION VALUES AT YEAR END

	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED	NUMBER OF UNEXERCISED OPTIONS AT DECEMBER 31, 2005(1)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT DECEMBER 31, 2005(2)
			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
James C. Eckert	201,652	$433,713	175,002	15,012	$36,703	$20,416
G. Darcy Klug	—	$—	163,325	10,008	$275,455	$13,611
Shawn L. Rice	—	$—	69,166	60,834	$52,724	$54,976
John A. Harris	—	$—	43,339	35,007	$62,227	$40,184
Nolan C. Vice	—	$—	8,664	24,503	$11,243	$27,384

(1)	Does not include 89,744 and 166,667 shares of common stock for each of Messrs. Eckert and Klug, respectively, upon the conversion of the Series C Preferred Stock, 229,250 and 425,750 shares of common stock for each of Messrs. Eckert and Klug, respectively, issuable upon the exercise of warrants issued in connection with the Series C Preferred Stock or 75,000 and 60,673 shares of common stock for each of Messrs. Eckert and Klug, respectively, upon the issuance of restricted shares of common stock.
(2)	The closing sale price of the common stock on December 30, 2005 was $3.68 per share, as reported by the Nasdaq National Market.

Option Grants

The following table sets forth information with respect to the grants of stock options to each of the Named Executive Officers during fiscal year ended December 31, 2005. The percentage of total options set forth below is based on an aggregate of 485,900 options granted to employees during fiscal 2005. All options were granted at the fair market value of the Company’s Common Stock, as determined in good faith by the Company’s Board of Directors, on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with Securities and Exchange Commission rules based on the fair market value of the stock at the time of option grant, and do not represent the Company’s estimate or projection of the future stock price.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
					5%	10%
James C. Eckert	—	—	—	—	—	—
G. Darcy Klug	—	—	—	—	—	—
Shawn L. Rice	30,000	6.1%	$2.59	7/28/2015	12,300	16,800
John A. Harris	—	—	—	—	—	—
Nolan C. Vice, Jr.	—	—	—	—	—	—

(1)	Options vest in twelve equal quarterly installments commencing on the first day of the calendar quarter following their grant date.
(2)	Potential realizable value is determined by multiplying the per share market value of the Company’s Common Stock as of the date of the grant, which is equal to the per share exercise price of the option, and the sum of one plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.

Executive Employment Agreements

The Company has employment agreements with each of Messrs. Eckert and Klug that are in effect until December 31, 2008 with automatic extensions for additional, successive one year periods commencing January 1, 2009, unless either party gives notice of non-renewal as provided for under the terms of the employment agreements. Annual base salaries for Messrs. Eckert and Klug currently are $200,000 and $165,000, respectively.

If the Company terminates either of Mr. Eckert’s or Mr. Klug’s employment without cause (except as provided in the Plan), then the Company shall, and only if and as long as Mr. Eckert or Mr. Klug (as applicable, “employee”) is not in breach of his obligations under the employment agreement, promptly pay or otherwise provide to employee, in addition to those amounts set forth in the Plan: (i) an amount equal to employee’s monthly annual base salary then in effect, payable semi-monthly and in accordance with the Company’s normal payroll practices, for a period equal to the lesser of 30 months or the number of months remaining in the Initial Period or the Additional Period (both defined in the employment agreement); (ii) an annual bonus calculated on a daily pro-rata basis to the bonus which would otherwise be payable under the Plan; and (iii) an amount in cash equal to the fair market value, on the date of termination of employment, of any vested, but restricted, shares granted employee and the amount of any non-vested stock-based award granted to employee on November 4, 2003 pursuant to the Restricted Stock Incentive Agreement. The above payment operates as a full settlement of the Company’s obligations to employee under his employment agreement in the event of a termination without cause.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report on executive compensation for fiscal 2005:

Under the supervision of the Committee, the Company seeks to relate a significant portion of potential total executive compensation to the Company’s financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

Base compensation, bonuses and stock-based compensation for the executive officers are intended to be competitive with those paid by comparably situated companies, with a reasonable degree of financial security and flexibility to those individuals who were regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in the various executive positions. In the course of considering annual executive salary increases, bonuses and stock-based compensation, appropriate consideration is given to the credentials and experience of the individual senior executives, as viewed in the Committee’s collective best judgment, which necessarily involves subjective as well as objective elements. Using the criteria set forth above, pay increases for the executive officers, Mr. Eckert and Mr. Klug, were authorized during 2003 of 32% and 39%, respectively. Also, effective December 1, 2003, the Company entered into Restricted Stock Incentive Agreements, as amended, with Messrs. Eckert and Klug for the award of 200,000 shares and 161,800 shares, respectively, under the terms and conditions of the Plan. Additionally, the Company entered into Stock-Based Award Incentive Agreements with its executive officers on June 30, 2004. Details of the plan are included above under the heading of “2004 Stock-Based Award Incentive Agreement”.

The Committee is of the view that the periodic grant of stock options and restricted stock awards to employees, including executive officers, is calculated to align the employees’ economic interests with those of shareholders and to provide a direct and continuing focus upon the goal of increasing shareholder value. The Committee presently anticipates that grants to executive officers will be considered annually. There were no special grants or awards made to the executive officers in 2005. The Compensation Committee held two formal meetings during fiscal year 2005.

The Compensation Committee

Richard C. White (Chair)	Michael G. DeHart	Dennis R. Sciotto

Compensation Committee Interlocks and Insider Participation

None of the members of the Committee has at any time been an officer or employee of the Company and none of these directors serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Committee.

Audit Committee Report

Under rules adopted by the SEC, the Company is required to disclose whether it has an “audit committee financial expert”, as described in Item 401(h) of Regulation S-K, serving on its Audit Committee. The Audit Committee does not currently have a designated audit committee financial expert. The Board and each of the members of the Audit Committee believe that the Audit Committee as presently comprised thoroughly and adequately performs its primary functions without a member designated as an audit committee financial expert. However, as the Company’s operations expand in the future, the Board and the Audit Committee will seek to add a member that is qualified to serve as an audit committee financial expert. Management believes that at least one member of the Audit Committee is capable of: (i) understanding generally accepted accounting principles and financial statements; (ii) assessing the general application of these principles in connection with the accounting for estimates, accruals and reserves; (iii) preparing, auditing, analyzing and evaluating the Company’s consolidated financial statements; (iv) understanding internal control over financial reporting; and (v) understanding audit committee functions. All Audit Committee members are “independent directors,” as such term is defined in NASD’s Rule 4200 (a) (15).

The responsibilities of our audit committee include:

•	engaging an independent audit firm to audit our financial statements and to perform services related to the audit;

•	reviewing the scope and results of the audit with our independent auditors;

•	considering the adequacy of our internal accounting control procedures;

•	considering auditors’ independence; and

•	approving all audit and non-audit services with our independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the independent accountants. Specifically, the Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as modified or supplemented. The Committee received a written disclosure letter from the Company’s independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented. The Committee has also reviewed the independence of the independent accountants considering the compatibility of non-audit services with maintaining their independence from the Company. Based on the preceding review and discussions contained in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2005 fiscal year for filing with the Securities and Exchange Commission.

The board of directors has adopted a written charter for the audit committee which is available on the Company’s website, www.omnienergy.com and to any shareholder upon request. The audit committee held 14 formal meetings during fiscal year 2005.

The Audit Committee

Edward E. Colson III	Michael G. DeHart (Chair)	Richard C. White	Barry E. Kaufman

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2005, including the Plan and the 1999 Stock Option Plan.

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON THE EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMNS (A) & (B))	(D) TOTAL OF SECURITIES REFLECTED IN COLUMNS (A) & (C)
Equity Compensation Plans Approved by Shareholders	1,960,907	$2.70	539,093	2,500,000
Equity Compensation Plans Not Approved by Shareholders	43,743	$2.32	56,257	100,000

Total	2,004,650	$2.69	595,350	2,600,000

Security Ownership of Beneficial Owners and Management

The following table sets forth, as of April 28, 2006, unless otherwise indicated below, certain information regarding beneficial ownership of Common Stock by (i) each of the Named Executive Officers, (ii) each director and nominee for director of the Company, (iii) all of the Company’s directors and executive officers as a group, and (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, all as in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, the Company believes that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to the Company by such shareholders.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF OUTSTANDING COMMON STOCK
Dennis Sciotto 7315 El Fuerte Street Carlsbad, CA 92009	7,919,824	(1)	34.1%

Dennis R. Sciotto Family Trust	7,902,142	(2)	34.0%

Edward E. Colson, III 2646 Marmal Court Carlsbad, CA 92009	895,999	(3)	5.3%

Edward Colson, III Trust	893,999	(4)	5.3%

James C. Eckert	586,183	(5)	3.5%

Michael G. DeHart	33,533	(6)	*

Richard C. White	25,000	(7)	*

Barry E. Kaufman	—		*

G. Darcy Klug	925,495	(8)	5.5%

Shawn L. Rice	74,164	(9)	*

John A. Harris	50,839	(10)	*

Nolan C. Vice, Jr.	13,496	(11)	*

All directors, executive officers as a group (12 persons)	10,978,698	(12)	43.1%

*	Less than one percent.
(1)	Includes shares held by the Dennis R. Sciotto Family Trust referred to in footnote (2). Mr. Sciotto is the trustee for the Trust referred to in footnote (2). Also includes shared voting power with respect to 17,682 shares of Common Stock.
(2)	Includes sole voting power with respect to 7,810,860 shares of common stock (which includes (i) 1,948,718 shares issuable upon conversion of Series C Preferred Stock, (ii) 4,978,000 shares issuable upon the exercise of warrants currently exercisable, and (iii) 142,051 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind).
(3)	Includes shares held by the Edward Colson III Trust referred to in footnote (7). Mr. Colson is the trustee for the Trust referred to in note 7 below. Also includes 2,000 shares owned by virtue of his 25% ownership in Carlsbad Equity Group.
(4)	Includes (i) 205,128 shares issuable upon conversion of Series C Preferred Stock, (ii) 524,000 shares issuable upon the exercise of warrants currently exercisable, (iii) 14,871 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind, and (iv) 150,000 shares of Common Stock.
(5)	Includes (i) 89,744 shares issuable upon conversion of Series C Preferred Stock and 229,500 shares issuable upon the exercise of warrants currently exercisable, (ii) 255,006 shares issuable upon the exercise of options and restricted stock grants currently exercisable or exercisable within 60 days of April 28, 2006, and (iii) 7,179 shares issuable upon conversion of Series C Preferred Stock dividends paid in kind.
(6)	Includes 28,333 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2006.
(7)	Includes 25,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2006.
(8)

Based on (i) 166,666 shares issuable upon conversion of Series C Preferred Stock and 425,750 shares issuable upon the exercise of warrants currently exercisable, (ii) 308,461 shares issuable upon the exercise of options and restricted stock grants currently exercisable or exercisable within 60 days of April 28, 2006, and (iii) 11,282 shares issuable upon conversion of Series C 9% Convertible Preferred Stock dividends paid in kind.

(9)	Includes 74,164 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2006.
(10)	Includes 50,839 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2006.
(11)	Includes 13,496 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of April 28, 2006.
(12)	Includes 10,978,678 shares that such persons have the right to receive upon the conversion of Series C Preferred Stock, the exercise of warrants and the exercise of options currently exercisable or exercisable within 60 days of April 28 2006, and shares issuable upon conversion of Series C Preferred Stock dividends paid in kind.

PROPOSAL NO. 2

PROPOSED AMENDMENT TO

THE STOCK INCENTIVE PLAN

On April 28, 2006, the Compensation Committee recommended to the Board, and the Board approved, an amendment to the Company’s Fifth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock available for issuance thereunder from 2,500,000 to 2,750,000 shares, subject to shareholder approval. Attached hereto as Appendix B is a copy of the Plan, as amended and approved by the Board of Directors, and as submitted to the shareholders for their approval.

The Proposed Amendment

The Board has amended the Plan, subject to shareholder approval at the Meeting, to increase the number of shares of Common Stock subject to the Plan from 2,500,000 to 2,750,000 (the “Amendment”) and has directed that the Amendment be submitted for approval by the shareholders at the Meeting. The Board recommends that the shareholders approve the Amendment. The Board believes that approval of the Amendment will allow the Company to continue to provide management and employees with a proprietary interest in the growth and performance of the Company while aligning the interests of management with those of shareholders. Approval of the Amendment will also allow the Company continued flexibility to compete in the market for talented leaders when such needs arise.

General

The Board believes that the growth of the Company depends significantly upon the efforts of its officers and key employees and that such individuals are best motivated to put forth maximum effort on behalf of the Company if they own an equity interest in the Company. In accordance with this philosophy, in 1997 the Board adopted and the shareholders approved the Plan. The shareholders previously approved amendments to the Plan increasing the number of shares issuable thereunder to 666,667 in April 1999, 1,000,000 in September 2001, 1,500,000 in September 2003 and 2,500,000 in November 2004. Under the Plan, key employees, officers, directors who are employees of the Company and consultants and advisors to the Company (the “Eligible Persons”) are eligible to receive (i) incentive and non-qualified stock options; (ii) restricted stock; and (iii) other stock-based awards (“Incentives”) when designated by the Compensation Committee. Outside Directors receive option grants under the Plan as described under “Stock Options for Outside Directors,” below, without action by the Compensation Committee. Presently, forty-nine (49) employees of the Company, including its executive officers, and, all sitting directors participate in the Plan.

Shares Issuable Pursuant to the Plan

The 2,750,000 shares of Common Stock authorized to be issued under the Plan pursuant to the Amendment represent approximately 17% of the shares of Common Stock outstanding on April 26, 2006. As of April 26, 2006, options to acquire 1,969,557 shares of Common Stock had been granted under the Plan to officers, directors and employees.

Proportionate adjustments will be made to the number of shares of Common Stock subject to the Plan, including shares subject to outstanding Incentives, in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. In the event of such adjustments, the purchase price of any outstanding option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive will be adjusted as and to the extent appropriate, in the reasonable discretion of the Compensation Committee, to provide participants with the same relative rights before and after such adjustment. On April 26, 2006, the closing sale price of a share of Common Stock, as reported on the Nasdaq National Market, was $5.51.

Administration of the Plan

The Compensation Committee administers the Plan and has authority to award Incentives under the Plan, to interpret the Plan, to establish rules or regulations relating to the Plan, to make any other determination that it believes necessary or advisable for the proper administration of the Plan and to delegate its authority as appropriate. With respect to participants not subject to Section 16 of the Securities Exchange Act of 1934 or Section 162(m) of the Code, the Compensation Committee may delegate its authority to grant Incentives under the Plan to appropriate personnel of the Company.

Amendments to the Plan

The Board may amend or discontinue the Plan at any time, except that any amendment that would materially increase the benefits under the Plan, materially increase the number of securities that may be issued through the Plan or materially modify the eligibility requirements must be approved by the shareholders. Except in limited circumstances no amendment or discontinuance of the Plan may change or impair any previously-granted Incentive without the consent of the recipient thereof.

Types of Incentives

Stock Options. A stock option is a right to purchase Common Stock from the Company. The Compensation Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of the Common Stock on the date of grant. The term of the options, and the time or times that the options become exercisable, will also be determined by the Committee, provided that the term of an incentive stock option may not exceed 10 years.

The option exercise price may be paid in cash, check, in shares of Common Stock that, unless otherwise permitted by the Compensation Committee, have been held for a least six months, or through a broker-assisted exercise.

Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

Restricted Stock. Restricted stock consists of shares of Common Stock that are transferred to a participant for past services but subject to restrictions regarding their sale, pledge or other transfer by the participant for a specified period (the “Restricted Period”). The Compensation Committee has the power to determine the number of shares to be transferred to a participant as restricted stock. All shares of restricted stock will be subject to such restrictions as the Compensation Committee may designate in the incentive agreement with the participant, including, among other things, that the shares of Common Stock are required to be forfeited or resold to the Company in the event of termination of employment or in the event specified performance goals or targets are not met. A Restricted Period of at least three years is required, except that if vesting is subject to the attainment of performance goals, a minimum Restricted Period of one year is required.

Subject to the restrictions provided in the incentive agreement, each participant receiving restricted stock will have the rights of a shareholder with respect thereto, including voting rights and rights to receive dividends. To the extent that restricted stock is intended to vest based upon the achievement of pre-established performance goals rather than solely upon continued employment over a period of time, the performance goals pursuant to which the restricted stock shall vest must be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.

Other Stock-Based Awards. The Compensation Committee is authorized to grant to Eligible Persons another stock-based award (“Other Stock-Based Award”), which consists of an award, the value of which is based in whole or in part on the value of shares of Common Stock, other than a stock option or a share of restricted stock. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock. The Compensation Committee determines the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. Except in the case of an Other Stock-Based Award granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the price at which securities may be purchased pursuant to any Other Stock-Based Award or the provision, if any, of any such award that is analogous to the purchase or exercise price, may not be less than 100% of the fair market value of the securities to which such award relates on the date of grant. An Other Stock-Based Award may provide the holder thereof with dividends or dividend equivalents, payable in cash or shares of Common Stock on a current or deferred basis. Other Stock-Based Awards intended to qualify, as “performance-based compensation” must be paid based upon the achievement of pre-established performance goals. The performance goals pursuant to which Other Stock-Based Awards may be earned must be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years. The grant of an Other Stock- Based Award to a participant will not create any rights in such participant as a shareholder of the Company, until the issuance of shares of Common Stock with respect to such Other Stock-Based Award.

Stock Options for Outside Directors

Each Outside Director will be granted non-qualified options to purchase 10,000 shares of Common Stock, at such time as he first becomes a member of the Board. In addition, for as long as the Plan remains in effect and shares of Common Stock remain available for issuance thereunder, if the Amendment is approved by the shareholders at the Meeting, each Outside Director will be automatically granted a non-qualified stock option to purchase 5,000 shares of Common Stock on the date following the annual meeting of shareholders of the Company, without action on the part of the Compensation Committee. These options become exercisable one year after grant and have exercise prices equal to the fair market value of a share of Common Stock on the date of grant. Director options expire ten years after the date of grant, except that to the extent otherwise exercisable, director options must be exercised within three months from termination of Board service or, in the event of death, disability or retirement on or after reaching age 65, within eighteen months thereafter.

Change of Control

All outstanding stock options granted under the Plan will automatically become fully exercisable, all restrictions or limitations on any Incentives will lapse and all performance criteria and other conditions relating to the payment of Incentives will be deemed to be achieved or waived by the Company upon (i) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company or sale of all or substantially all of the assets of the Company, unless (x) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding Common Stock and voting securities entitled to vote, generally in the election of directors immediately prior to such transaction, have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting corporation; (y) except to the extent that such ownership existed prior to the transaction, no person (excluding any corporation resulting from the transaction or any employee benefit plan or related trust of the Company or the resulting corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the resulting corporation or 30% or more of the combined voting power of the then outstanding voting securities of the resulting corporation; or (z) a majority of the board of directors of the resulting corporation were members of the Company’s board of directors at the time of the execution of the initial agreement or of the action of the Board providing for the transaction; (ii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; (iii) a person or group of persons becoming the beneficial owner of more than 50% of the Company’s Common Stock (subject to certain exceptions); or (iv) the individuals who as of the adoption of the Plan constitute the Board (the “Incumbent Board”) or who subsequently become a member of the Board, with the approval of at least a majority of the directors then comprising the Incumbent Board other than in connection with an actual or threatened election contest, cease to constitute at least a majority of the Board (each, a “Significant Transaction”).

The Compensation Committee also has the authority to take several actions regarding outstanding Incentives upon the occurrence of a Significant Transaction, including (i) requiring that all outstanding options remain exercisable only for a limited time, (ii) making equitable adjustments to Incentives as the Compensation Committee deems in its discretion necessary to reflect the Significant Transaction or (iii) providing that an option under the Plan shall become an option relating to the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled in connection with the Significant Transaction, if the participant had been immediately prior to the Significant Transaction the holder of record of the number of shares of Common Stock then covered by such options.

Transferability of Incentives

Incentives are transferable only by will and by the laws of descent and distribution, except that stock options may also be transferred pursuant to a domestic relations order, to immediate family members, to a family partnership, to a family limited liability company or to a trust for the sole benefit of immediate family members, if permitted by the Compensation Committee and if provided in the Incentive agreement or an amendment thereto.

Payment of Withholding Taxes in Stock

A participant may, but is not required to, satisfy his or her withholding tax obligation by electing to have the Company withhold, from the shares the participant would otherwise receive upon exercise or vesting of an Incentive, shares of Common Stock having a value equal to the amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined and is subject to the Compensation Committee’s right of disapproval.

Awards to be Granted

The grant of awards to officers and employees under the Plan is entirely in the discretion of the Compensation Committee. The Compensation Committee has no outstanding grants of options to purchase Common Stock.

Federal Income Tax Consequences

Under existing federal income tax provisions, a participant who receives stock options or who receives shares of restricted stock that are subject to restrictions that create a “substantial risk of forfeiture” (within the meaning of Section 83 of the Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year such Incentive is granted.

When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate fair market value of the shares of Common Stock on the exercise date and the aggregate purchase price of the shares of Common Stock as to which the option is exercised, and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within either two years from the date of grant or one year from the date of exercise of the incentive stock option (the “required holding periods”). An employee disposing of such shares before the expiration of the required holding period will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the Common Stock received upon exercise before the expiration of the required holding periods.

An employee who receives restricted stock will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Subject to the limitations imposed by Section 162(m) of the Code, the Company will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee. Dividends currently paid to the participant will be taxable compensation income to the participant and deductible by the Company.

A participant who receives a stock award under the Plan will realize ordinary income in the year of the award equal to the fair market value of the shares of Common Stock covered by the award on the date it is made and, subject to Section 162(m) of the Code, the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

When the exercisability or vesting of an Incentive granted under the Plan is accelerated upon a change of control, any excess on the date of the change in control of the fair market value of the shares or cash issued under Incentives over the purchase price of such shares may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An “excess parachute payment” with respect to any employee, is the excess of the present value of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, such employee will be subject to a 20% excise tax on the excess parachute payments pursuant to Section 4999 of the Code, and the Company will be denied any deduction with respect to such excess parachute payments.

This summary of federal income tax consequences does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local income tax consequences applicable to transactions involving Incentives.

Vote Required

The affirmative vote of a majority of the votes present and entitled to vote at the Meeting, not including shares of Common Stock issuable upon conversion of the Series C Preferred Stock, will be required to approve this proposal. Abstentions will be counted as votes against this proposal. Broker non-votes will be counted as not present and not cast with respect to this proposal.

The Board unanimously recommends that shareholders vote “FOR” the proposed amendment.

PERFORMANCE GRAPH

The graph below compares the total shareholder return on the Common Stock from December 31, 2000 until December 31, 2005 with the total return on the S&P 500 Index and the Company’s Peer Group Index for the same period, in each case assuming the investment of $100 on December 31, 2000. The Company’s Current Peer Group Index consists of Dawson Geophysical Co. (NASDAQ:DWSN), Compagnie Generale de Geophysique (NYSE:GGY), Veritas DGC, Inc. (NYSE:VTS), Input/Output (NYSE:IO), Mitcham Industries, Inc. (NASDAQ:MIND), Petroleum Geo-Services ASA (OTC:PGOGY), Seitel, Inc. (OTC:SELA.OB) and the Company.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG OMNI ENERGY SERVICES CORP., THE S & P 500 INDEX

AND A PEER GROUP

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
OMNI ENERGY SERVICES CORP.	100.00	55.70	15.01	127.41	38.32	72.69
S & P 500	100.00	88.12	68.64	88.33	97.94	102.75
PEER GROUP	100.00	60.59	6.57	13.69	21.15	33.55

Certain Relationships and Related Transactions

On May 17, 2005, the Company entered into a Securities Purchase Agreement with certain of its affiliates and executive officers to issue up to $5.0 million of Series C Preferred Stock. The Series C Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.95 per share and includes detachable warrants to purchase up to 6,550,000 additional shares of Common Stock at exercise prices ranging between $1.95 and $3.50 per share. The transactions contemplated by the Securities Purchase Agreement closed in two tranches. On May 17, 2005, the closing date of the first tranche, the Company issued an aggregate of 3,500 shares of Series C Preferred Stock and warrants to acquire 4,585,000 shares of Common Stock, in exchange for $3,500,000. The second tranche closed on August 29, 2005, at which time the remainder of the Series C Preferred Stock and warrants were issued generating proceeds of $1.5 million and the Company granted the remaining 1,965,000 warrants. A portion of the 9% dividend obligation related to the Series C Preferred Stock has been satisfied through the issuance of payment-in-kind (“PIK”) dividends. The PIK dividends are paid through the issuance of additional shares of Series C Preferred Stock. These additional shares of preferred stock do not have warrants attached to them. During the year ended December 31, 2005, 128 shares of Series C Preferred Stock were issued as PIK dividends at par.

Principal Accounting Fees and Services

Effective July 12, 2004, the Company dismissed Fitts Roberts as the Company’s independent public accountants and on July 12, 2004, engaged BDO Seidman, LLP (“BDO”), as the Company’s independent public accountants for the quarters ended June 30, 2004 and September 30, 2004. On February 17, 2005, BDO resigned as the Company’s independent public accountants and on February 24, 2005, the Company engaged Pannell Kerr Forster of Texas, P.C. (“PKF”) as the Company’s independent public accountants for the fiscal year ended December 31, 2004. These actions were approved by the Board of Directors of the Company.

The Company’s consolidated financial statements for the years ended December 31, 2004 and 2005 were audited by PKF. Under the resolution appointing PKF to audit the Company’s financial statements, such firm will remain as the Company’s auditors until replaced by the Board.

Aggregate fees billed to the Company by our independent registered public accounting firms for fiscal years ended December 31, 2004 and 2005, respectively, were as follows:

	FISCAL YEAR ENDED
	2004	2005
Audit Fees (1)	$414,659	$296,433
Audit Related Fees (2)	90,620	—

	505,279	296,433
Tax Fees (3)	37,700	53,098
All Other Fees (4)	5,850	—

	43,550	53,098

Total Fees	$548,829	$349,531

(1)	Audit fees represent fees for professional services rendered in connection with the engagement to audit and report on the consolidated financial statements, review of the Company’s quarterly and annual consolidated financial statements, and required statutory audits of certain subsidiaries. Includes fees related to the annual audit and Form 10-K of $274,067 and $134,707 for 2004 and 2005, respectively, fees related to the quarterly Form 10-Q’s of $124,292 and $83,468 for 2004 and 2005, respectively, fees related to other SEC filings (Registration Statements, Form 8-K’s, etc.) of $16,300 and $78,258 for 2004 and 2005, respectively.
(2)	Audit-related fees consisted primarily of accounting and reporting research and consultations, related to internal control matters.

(3)	Includes fees for tax consulting services, tax compliance services and preparation of foreign tax filings.
(4)	The aggregate fees billed by Fitts Roberts & Co., P.C., BDO and PKF for services rendered to the Company other than services described under “Audit Fees”, “Audit Related Fees” and “Tax Fees”, for the fiscal years ended December 31, 2004 and 2005. These fees are general services related to the review of certain Securities and Exchange Commission filings, other than quarterly and annual filings, and operational and transaction reviews.

PKF was selected as the Company’s auditors for the year ended December 31, 2005. A representative of PKF will be at the Meeting and will have the opportunity to make a statement at that time if so desired. The representative will be available to respond to appropriate questions.

Pre-Approval Policy

The Audit Committee has adopted a policy to require pre-approval of all audit and non-audit services provided by the Company’s principal accounting firm. All of the services in 2005 under the audit fees, audit related fees, tax fees and all other fees sections in the table above were pre-approved by the Audit Committee.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. With respect to the year ended December 31, 2005, the Company believes that all filing requirements applicable to the Company’s directors, executive officers, and 10% shareholders have been met.

Code of Ethics

The Board has adopted a Code of Ethics that governs the Company’s Chief Executive Officer, Chief Financial Officer, other executive officers, employees, agents, consultants and Directors. The Company’s Code of Ethics is available on the Company’s corporate website at http://www.omnienergy.com on the “About Omni” page under “Code of Ethics”. The Company intends to disclose on its website any waivers or amendments to its Code of Ethics within five business days of such action.

Proxy Solicitation

The cost of soliciting proxies hereunder will be borne by the Company. Proxies may be solicited by mail, personal interview and/or telephone. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse them for their expenses in so acting.

Shareholder Proposals

Eligible shareholders who desire to present a proposal for inclusion in the proxy materials relating to the Company’s 2007 annual meeting of shareholders pursuant to regulations of the Commission must forward such proposals to the Secretary of the Company at the address listed on the first page of this Proxy Statement in time to arrive at the Company prior to January 1, 2007.

Annual Report of Form 10-K

The Annual Report to shareholders covering the year ended December 31, 2005 either has been mailed to each shareholder entitled to vote at the Meeting or accompanies this proxy statement.

Matters to be Presented

The persons designated as proxies to vote shares at the Meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the Meeting. As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Meeting, are the election of three directors to the Board, and the approval of an amendment to the Fifth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,500,000 to 2,750,000 shares.

By Order of the Board of Directors

Staci L. Marcelissen, Secretary

Carencro, Louisiana

May 1, 2006

APPENDIX A

OMNI ENERGY SERVICES CORP.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Purpose of Committee

The Corporate Governance and Nominating Committee (the “Committee”) shall provide assistance to the Board of Directors of OMNI Energy Services Corp. (the “Company”) in fulfilling its responsibilities by identifying individuals qualified to become directors and recommending to the Board of Directors candidates for all directorships to be filled by the Board of Directors or by the stockholders of the Company. The Committee shall also assist the Board of Directors in identifying directors qualified to serve on the committees established by the Board of Directors and recommending to the Board of Directors members for each committee to be filled by the Board of Directors.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

Board Composition

1.	The Committee shall establish criteria for selection of potential directors, taking into account all factors it considers appropriate, which may include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the board.

2.	The Committee shall identify and select individuals believed to be qualified as candidates to serve on the Board of Directors and recommend to the Board of Directors candidates to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of the stockholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board of Directors), the Committee shall recommend to the Board of Directors an individual to fill such vacancy either through appointment by the Board of Directors or through election by the stockholders. In the case of a director nominee to fill a board vacancy created by an increase in the size of the Board of Directors, the Committee shall make a recommendation to the Board of Directors as to the class of directors in which the individual should serve. The Committee may consider candidates proposed by management, but is not required to do so. The Committee will also consider nominees properly submitted by stockholders of the Company. In fulfilling its responsibilities as outlined above, the Committee shall consult from time to time, as appropriate, with the Chairman of the Board of Directors.

The Committee shall have the power and authority to conduct or authorize studies and investigations into any matter of interest or concern within the scope of its responsibilities that the Committee deems appropriate, and shall have the sole authority to retain any search firm, consultants, or other experts to assist in the conduct of any such study or investigation, including the authority to approve fees payable to such experts and any other terms of retention.

3.

The Committee shall recommend members of the Board of Directors to serve on the committees of the Board of Directors, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as to any other factors the Committee deems relevant, including without limitation the consistency of the candidate’s experience with the goals of the committee and the interplay of the candidate’s experience with the experience of other committee members. In fulfilling this responsibility, the Committee shall, as appropriate, consult with the Chairman of the Board of Directors.

4.	The Committee shall periodically review the charter and composition of each committee of the Board of Directors and make recommendations to the Board of Directors for the creation of additional committees or the elimination of board committees.

5.	The Committee shall evaluate and ensure the independence of each member of each committee of the Board of Directors required to be composed of independent directors.

Corporate Governance

6.	The Committee shall develop and recommend to the Board of Directors a set of corporate governance principles appropriate for the Company and consistent with the applicable laws, regulations, and listing standards. The Committee shall periodically review the Company’s governance principles, shall keep abreast of developments with regard to corporate governance, and shall make recommendations to the Board of Directors for changes in the principles as in its judgment may be appropriate.

7.	The Committee shall review and make recommendations to the Board of Directors regarding stockholders’ proposals that relate to corporate governance.

8.	At least annually, and as circumstances otherwise dictate, the Committee shall oversee evaluations of the Board of Directors and its committees.

Review and Reporting

9.	The Committee shall ensure that the Company makes all appropriate disclosures regarding the process for nominating candidates for election to the board, including any process for stockholder nominations, the criteria established by the Committee for candidates for nomination for election to the board, and any other disclosures required by applicable laws, regulations, or listing standards.

10.	The Committee shall report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Committee’s chairman or any other member of the Committee designated by the Committee to make such report.

Member Qualifications and Appointment

The Committee shall be comprised of at least three (3) members of the Board of Directors, each of whom shall be “independent” under the criteria set by any applicable law, regulation, and/or listing standard. Each of the elected members of the Committee shall be elected for a one-year term. The election of members of the Committee shall be held each year at the first meeting of the Board of Directors following the annual meeting of stockholders. Should a member of the Committee for any reason be unable to serve for the term to which he or she was elected, the vacancy may be filled by a majority vote of the Board of Directors at its next meeting.

Any member of the Committee may be removed by the Board of Directors at any time, with or without cause.

Chairman and Secretary of the Committee

The chairman of the Committee shall be appointed by the Committee Members.

The secretary of the Committee shall be elected by the Committee Members.

Delegation to Subcommittee

The Committee may, in its discretion, if allowed by applicable laws, regulations and/or listing requirements, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee composed of at least two members.

Meetings

The Committee shall meet in person, or telephonically, at least once each fiscal year or more frequently if circumstances dictate, to carry out the duties and responsibilities of the Committee and discuss and prepare the evaluation required by this Charter. The Committee may take actions by unanimous written consent when deemed necessary or advisable by the Committee or its Chairman. The Committee may request any officer or employee of the Company or the Company’s outside counsel or outside auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. A majority of members of the Committee shall constitute a quorum. A majority of members in attendance shall decide any question brought before any meeting of the Committee. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

Disclosure of Committee Charter, Code of Ethics

This Charter shall be made available on the Company’s website at www.omnienergy.com. The Company’s Code of Ethics and principles of corporate governance shall also be available on the Company website.

Amendment

Any amendment or other modification of this charter shall be made and approved by the Board of Directors.

APPENDIX B

SIXTH AMENDED AND RESTATED

OMNI ENERGY SERVICES CORP.

STOCK INCENTIVE PLAN

1.	Purpose. The purpose of the Stock Incentive Plan (the “Plan”) of OMNI Energy Services Corp. (“OMNI”) is to increase shareholder value and to advance the interests of OMNI and its subsidiaries (collectively, the “Company”) by furnishing a variety of economic incentives (the “Incentives”) designed to attract, retain and motivate key employees, officers and directors and to strengthen the mutuality of interests between such employees, officers and directors and OMNI’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $.01 par value per share, of OMNI (the “Common Stock”), on terms determined under the Plan. As used in the Plan, the term “subsidiary” means any corporation of which OMNI owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock.

2.	Administration.

2.1.	Composition. The Plan shall be administered by the Compensation Committee of the Board of Directors of OMNI or by a subcommittee thereof (the “Committee”). The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code.

2.2.	Authority. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof. The Committee shall not have authority to award Incentives under the Plan to directors who are not also employees of the Company (“Outside Directors”). Outside Directors may receive awards under the Plan only as specifically provided in Section 9 hereof.

3.	Eligible Participants. Key employees and officers of the Company (including officers who also serve as directors of the Company) and consultants and advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. With respect to participants not subject to Section 16 of the 1934 Act or Section 162(m) of the Code, the Committee may delegate to appropriate personnel of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to determine or modify performance objectives for those participants. Outside Directors may participate in the Plan only as specifically provided in Section 9 hereof.

4.	Types of Incentives. Incentives may be granted under the Plan to eligible participants in any of the following forms, either individually or in combination, (a) incentive stock options and non-qualified stock options; (b) restricted stock; and (c) other stock-based awards (“Other Stock-Based Awards”).

5.	Shares Subject to the Plan.

5.1.	Number of Shares. Subject to adjustment as provided in Section 10.5, a total of 2,750,000 shares of Common Stock are authorized to be issued under the Plan. Subject to adjustment as provided in

Section 10.5, Incentives with respect to no more than 333,333 may be granted through the Plan to a single participant in one calendar year. In the event that an Incentive granted hereunder expires or is terminated or cancelled prior to exercise or payment, any shares of Common Stock that were issuable thereunder may again be issued under the Plan. In the event that shares of Common Stock are issued as Incentives under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan. If an Other Stock-Based Award is to be paid in cash by its terms, the Committee need not make a deduction from the shares of Common Stock issuable under the Plan with respect thereto. If and to the extent that an Other Stock-Based Award may be paid in cash or shares of Common Stock, the total number of shares available for issuance hereunder shall be debited by the number of shares payable under such Incentive, provided that upon any payment of all or part of such Incentive in cash, the total number of shares available for issuance hereunder shall be credited with the appropriate number of shares represented by the cash payment, as determined in the sole discretion of the Committee. Additional rules for determining the number of shares granted under the Plan may be made by the Committee, as it deems necessary or appropriate.

5.2.	Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6.	Stock Options. A stock option is a right to purchase shares of Common Stock from OMNI. Stock options granted under this Plan may be incentive stock options or non-qualified stock options. Any option that is designated as a non-qualified stock option shall not be treated as an incentive stock option. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1.	Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 10.5; provided that in no event shall the exercise price be less than the Fair Market Value of a share of Common Stock on the date of grant, except that in connection with an acquisition, consolidation, merger or other extraordinary transaction, options may be granted at less than the then Fair Market Value in order to replace options previously granted by one or more parties to such transaction (or their affiliates) so long as the aggregate spread on such replacement options for any recipient of such options is equal to or less than the aggregate spread on the options being replaced.

6.2.	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5.1 and subject to adjustment as provided in Section 10.5.

6.3.	Duration and Time for Exercise. The term of each stock option shall be determined by the Committee. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee. Notwithstanding the foregoing, the Committee may accelerate the exercisability of any stock option at any time, in addition to the automatic acceleration of stock options under Section 10.11.

6.4.	Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid by (a) cash; (b) uncertified or certified check; (c) unless otherwise determined by the Committee, by delivery of shares of Common Stock held by the optionee for at least six months, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such option is exercised; (d) unless otherwise determined by the Committee, by delivering a properly executed exercise notice together with irrevocable instructions to a broker approved by OMNI (with a copy to OMNI) to promptly deliver to OMNI the amount of sale or loan proceeds to pay the exercise price; or (e) in such other manner as may be authorized from time to time by the Committee.

6.5.	Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options that are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

A.	Any Incentive Stock Option agreement authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the options as Incentive Stock Options.

B.	All Incentive Stock Options must be granted within ten years from the date on which this Plan is adopted by the Board of Directors.

C.	Unless sooner exercised, all Incentive Stock Options shall expire no later than ten years after the date of grant.

D.	No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

E.	The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of OMNI or any of its subsidiaries) shall not exceed $100,000. To the extent that such limitation is exceeded, such options shall not be treated, for federal income tax purposes, as Incentive Stock Options.

7.	Restricted Stock

7.1.	Grant of Restricted Stock. The Committee may award shares of restricted stock to such officers and key employees as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of restricted stock may also be subject to the attainment of specified performance goals or targets. To the extent restricted stock is intended to qualify as performance-based compensation under Section 162(m) of the Code, it must be granted subject to the attainment of performance goals as described in Section 7.2 below and meet the additional requirements imposed by Section 162(m).

7.2.	Performance-Based Restricted Stock. To the extent that restricted stock granted under the Plan is intended to vest based upon the achievement of pre-established performance goals rather than solely upon continued employment over a period of time, the performance goals pursuant to which the restricted stock shall vest shall be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of OMNI, a division of OMNI or a subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The Committee may not waive any of the pre-established performance goal objectives, except that such objectives shall be waived as provided in Section 10.11 hereof, or as may be provided by the Committee in the event of death, disability or retirement.

7.3.	The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted (the “Restricted Period”). The Restricted Period shall be a minimum of three years, except that if the vesting of the shares of restricted stock is based upon the attainment of performance goals, a minimum Restricted Period of one year is permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 10.3 and under the conditions described in Section 10.11 hereof.

7.4.	Escrow. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. Certificates representing shares of restricted stock shall be registered in the name of the participant and deposited with the Company, together with a stock power endorsed in blank by the participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the OMNI Energy Services Corp. Stock Incentive Plan (the “Plan”), and an agreement entered into between the registered owner and OMNI Energy Services Corp. thereunder. Copies of the Plan and the agreement are on file at the principal office of OMNI Energy Services Corp.

7.5.	Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.6.	Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be surrendered and the certificates cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 10.5 due to a recapitalization, merger or other change in capitalization.

7.7.	Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant’s estate, as the case may be.

7.8.	Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock.

8.	Other Stock-Based Awards.

8.1.	Terms of Other Stock-Based Awards. The Committee is hereby authorized to grant to eligible employees an “Other Stock-Based Award”, which shall consist of an award, the value of which is based in whole or in part on the value of shares of Common Stock, that is not an instrument or Award specified in Sections 6 or 7 of the Plan. Other Stock-Based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible or exchangeable into or exercisable for shares of Common Stock), as deemed by the Committee, consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. Except in the case of an Other Stock-Based Award granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the price at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, or the provision, if any, of any such award that is analogous to the purchase or exercise price, shall not be less than 100% of the fair market value of the securities to which such award relates on the date of grant.

8.2.	Dividend Equivalents. In the sole and complete discretion of the Committee, an Other Stock-Based Award under this Section 8 may provide the holder thereof with dividends or dividend equivalents, payable in cash or shares of Common Stock on a current or deferred basis.

8.3.	Performance Goals. Other Stock-Based Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall be paid based upon the achievement of pre-established performance goals. The performance goals pursuant to which Other Stock-Based Awards granted under the Plan shall be earned shall be any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. The Committee may not waive any of the pre-established performance goal objectives if such Other Stock-Based Award is intended to constitute “performance-based compensation” under Section 162(m), except that such objectives shall be waived as provided in Section 10.11 hereof, or as may be provided by the Committee in the event of death, disability or retirement.

8.4.	Not a Shareholder. The grant of an Other Stock-Based Award to a participant shall not create any rights in such participant as a shareholder of the Company, until the issuance of shares of Common Stock with respect to an award, at which time such stock shall be considered issued and outstanding.

9.	Stock Options for Outside Directors.

9.1.	Grant of Options. Upon consummation of the Company’s initial public offering (the “IPO”) of its Common Stock, each Outside Director shall be granted non-qualified options to purchase 3,333 shares of Common Stock. At any time thereafter that an Outside Director first becomes a member of the Board of Directors of OMNI, such Outside Director shall also be granted non-qualified options to purchase 10,000 shares of Common Stock. In addition, beginning with the 1998 annual meeting of shareholders and for as long as the Plan remains in effect and shares of Common Stock remain available for issuance hereunder, each Outside Director shall be automatically granted a non-qualified stock option to purchase 5,000 shares of Common Stock on the day following the annual meeting of shareholders of OMNI.

9.2.	Exercisability of Stock Options. The stock options granted to Outside Directors under this Section 9 shall become exercisable one year after grant and shall expire ten years following the date of grant.

9.3.	Exercise Price. The exercise price of the options granted upon consummation of the IPO shall be equal to the IPO price. The exercise price of the options granted to Outside Directors thereafter shall be equal to the Fair Market Value, as defined in the Plan, of a share of Common Stock on the date of grant. The exercise price may be paid as provided in Section 6.4 hereof.

9.4.	Exercise After Termination of Board Service. In the event an Outside Director ceases to serve on the Board, the stock options granted hereunder must be exercised, to the extent otherwise exercisable at the time of termination of Board service, within three months from termination of Board service; provided, however, that in the event of termination of Board service as a result of death, disability or retirement on or after reaching age 65, the stock options must be exercised, to the extent exercisable at the time of termination of Board service, within 18 months from the date of termination of Board service; and further provided, that no stock options may be exercised later than ten years after the date of grant.

10.	General.

10.1.	Duration. Subject to Section 10.10, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

10.2.	Transferability. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto; or (d) as to options only, if permitted by the Committee and so provided in the Incentive Agreement or an amendment thereto, (i) to Immediate Family Members, (ii) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, or (iv) to a trust for the sole benefit of Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the participant, it shall be treated thereafter as a nonqualified stock option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

10.3.	Effect of Termination of Employment or Death. Except as provided in Section 9.4 with respect to Outside Directors, in the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee in the Incentive Agreement. The Committee has complete authority to modify the treatment of an Incentive in the event of termination of employment of a participant by means of an amendment to the Incentive Agreement. Consent of the participant to the modification is required only if the modification materially impairs the rights previously provided to the participant in the Incentive Agreement.

10.4.	Additional Condition. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

10.5.

Adjustment. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to restrictions, options or achievement of performance objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the

Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under this Plan and the substitution or adjustment shall be limited by deleting any fractional share.

10.6.	Incentive Agreements. The terms of each Incentive granted to an employee, officer, consultant or advisor shall be stated in an agreement approved by the Committee.

10.7.	Withholding.

A.	The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the issuance of Common Stock, the lapse of restrictions on Common Stock or the exercise of an option, the participant may, subject to disapproval by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (“Tax Date”).

B.	Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. If a participant makes an election under Section 83(b) of the Internal Revenue Code with respect to shares of restricted stock, an Election is not permitted to be made.

10.8.	No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

10.9.	Deferral Permitted. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive Agreement. Payment may be deferred at the option of the participant if provided in the Incentive Agreement.

10.10.	Amendments to or Termination of the Plan.

A.	The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including any approval necessary to qualify Incentives as “performance- based” compensation under Section 162(m) or any successor provision, if such qualification is deemed necessary or advisable by the Committee.

B.	Any provision of this Plan or any Incentive Agreement to the contrary notwithstanding, the Committee may cause any Incentive granted hereunder to be cancelled in consideration of a cash payment or alternative Incentive made to the holder of such cancelled Incentive equal in value to such cancelled Incentive. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

10.11.	Change of Control.

A.	“Change of Control” shall mean:

1.	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the outstanding shares of the Common Stock; provided, however, that for purposes of this subsection 1., the following shall not constitute a Change of Control:

(a)	any acquisition of Common Stock directly or indirectly from OMNI, or Advantage Capital Companies,

(b)	any acquisition of Common Stock by OMNI,

(c)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by OMNI or any corporation controlled by OMNI, or

(d)	any acquisition of Common Stock by any corporation pursuant to a transaction that complies with clauses (a), (b) and (c) of subsection (A)(3) of this Section 10.11; or

2.	individuals who, as of the date of adoption of the Plan by the Board of Directors of OMNI (the “Adoption Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Adoption Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

3.	Approval by the shareholders of OMNI of a reorganization, merger or consolidation, or sale or other disposition of all of substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination,

(a)	all or substantially all of the individuals and entities who were the beneficial owners of OMNI’s outstanding common stock and OMNI’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this paragraph (a) and paragraphs (b) and (c), shall include a corporation which as a result of such transaction controls the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and

(b)	except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(c)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

4.	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

B.	Upon a Change of Control, all outstanding options shall automatically become fully exercisable, all restrictions or limitations on any Incentives shall lapse and all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by the Company, without the necessity of any action by any person.

C.	No later than 30 days after the approval by the Board of a Change of Control of the types described in Subsections A.3 and A.4 of this Section 10.11, and no later than 30 days after a Change of Control of the type described in Subsections A.1 and A.2 of this Section 10.11 of the Plan, the Committee (as the Committee was composed immediately prior to such Change of Control and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), acting in its sole discretion without the consent or approval of any participant, may act to effect one or more of the alternatives listed below and such act by the Committee may not be revoked or rescinded by persons not members of the Committee immediately prior to the Change of Control:

1.	require that all outstanding options be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options shall terminate,

2.	make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary), or

3.	provide that thereafter upon any exercise of an option the participant shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock then covered by such option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the participant would have been entitled pursuant to the terms of the agreement providing for the merger, consolidation, asset sale, dissolution or other Change of Control of the type described in Sections 10.11.A.3 and A.4 of the Plan, if, immediately prior to such Change of Control, the participant had been the holder of record of the number of shares of Common Stock then covered by such options.

10.12.	Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

10.13.

Loans. In order to assist a participant in acquiring shares of Common Stock pursuant to an Incentive granted under the Plan, the Committee may authorize, subject to the provisions of Regulation G of the Board of Governors of the Federal Reserve System, at either the time of the grant of the Incentive, at the time of the acquisition of Common Stock pursuant to the Incentive, or at the time of the lapse of restrictions on shares of restricted stock granted under the Plan, the extension of a loan to the participant by the Company. The terms of any loans, including the interest rate, collateral and terms of repayment, will be subject to the discretion of the Committee. The maximum credit available hereunder shall be equal to the aggregate purchase price of the shares of Common Stock to be acquired pursuant to the Incentive plus the maximum tax liability that may be incurred in connection with the Incentive.

10.14.	Tax Benefit Rights. The Committee may grant a tax benefit right (“TBR”) to a participant in the Plan on such terms as the Committee in its discretion shall determine. A TBR may be granted only with respect to an Incentive granted under the Plan and may be granted concurrently with or after the grant of the Incentive. A TBR shall entitle a participant to receive from the Company an amount in cash not to exceed the product of the ordinary income, if any, which the participant may realize as the result of the exercise of an option or the grant or vesting of restricted stock or an Other Stock-Based Award (including any income realized as a result of the related TBR) multiplied by the then applicable highest stated federal and state tax rate for individuals. The Committee shall determine all terms and provisions of the TBR granted hereunder.

PROXY	PROXY

OMNI ENERGY SERVICES CORP.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 27, 2006

The undersigned hereby appoints James C. Eckert and Staci L. Marcelissen, or either of them, as proxy for the undersigned, each with full power of substitution, and hereby authorizes each of them to represent and to vote all shares of common stock of OMNI Energy Services Corp. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders to be held June 27, 2006 and any adjournments thereof with respect to the following matters.

Please specify your choices by marking the appropriate boxes on the reverse side. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.

(CONTINUED, AND TO BE SIGNED, ON THE REVERSE SIDE)

SEE REVERSE

SIDE

ANNUAL MEETING OF SHAREHOLDERS OF

OMNI ENERGY SERVICES CORP.

June 27, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE NOMINEES LISTED BELOW:

PLEASE VOTE ON THE PROPOSAL(S) APPLICABLE TO YOU,

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. The election of three directors for the ensuring year.

2.   To approve an amendment to the Fifth Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan to increase the number of shares available for issuance thereunder from 2,500,000 to 2,750,000 shares.

				☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	☐ James C. Eckert ☐ Barry E. Kaufman ☐ Richard C. White
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. Such other business as may properly come before the meeting or any adjournments thereof.
☐	FOR ALL EXCEPT (See instructions below)		YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSE ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.